Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 7, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Companhia Vale do Rio Doce’s Annual Report on Form 20-F for the year ended December 31, 2006. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Auditores Independentes

Rio de Janeiro, Brazil

June 18, 2007